Exhibit 99.1

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                                EXCERPTED FROM:
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                                 JULY 14, 2008

                                THE WALL STREET
                                   TRANSCRIPT
               Questioning Market leaders For long Term Investors



                     THE FOLLOWING REPORT IS EXCERPTED FROM
                           THE WALL STREET TRANSCRIPT

                               COMPANY INTERVIEW

                                PETER PITSIOKOS

                       Gyrodyne Company of America, Inc.


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                                COMPANY INTERVIEW
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                    Gyrodyne Company of America, Inc. (Gyro)

[GRAPHIC OMITTED: PHOTO] PETER PITSIOKOS, Chief Operating Officer and Chief Compliance Officer of Gyrodyne Company of America, Inc., since 2004, joined the firm in 1992 as Assistant Secretary and General Counsel. He also has been its Secretary for more than five years. Formerly, Mr. Pitsiokos served as the Executive Assistant District Attorney in Suffolk County, New York, and also has been Assistant Director of Economic Development and Director of Water Resources in the Town of Brookhaven. Mr. Pitsiokos also maintained a private law practice in which he represented several national and local owners, managers and developers of real estate. He holds a Law degree from Villanova University and a Bachelor's degree from Stony Brook University.


                                 SECTOR - REITS

(AKB605) TWST: May we start with a short history and overview of your company?

     Mr. Pitsiokos: Gyrodyne was founded in 1946 as a defense manufacturer of coaxial helicopters for the United States Navy, but we have been out of that business since the mid-1970s. Our real estate assets in St. James, New York, which formerly were used as test facilities, became very valuable in the market. So we shifted to the role of landlord and transformed the buildings into multi-tenant, light industrial buildings. We are also developing vacant land in St. James, New York, as age-restricted housing.

     In late 2005, the State University at Stony Brook took 250 acres of that vacant land by eminent domain, and we are currently in the Court of Claims with the state on the issue of that land's value. We received an advance payment of $26.3 million, which, under Internal Revenue Code Section 1033, we are required to reinvest in real estate by the end of April 2009.

     We have acquired two properties toward that end. One is the Port Jefferson Professional Park in Port Jefferson, New York, which we bought last year at a cost of $8.85 million. Most recently, on June 2, we closed sale on the Cortlandt Manor Medical Center in Cortlandt Manor, New York, which we acquired for $7 million. Our short-term plan going forward is to reinvest the balance of the money, which is approximately another $10 million, in stabilized revenue-generating assets.

     TWST: What was the reason for repositioning the company from a property such as Flowerfield to the medical side?

     Mr. Pitsiokos: The stability and recession- resistant nature of medical office product make it a particularly appealing asset class. Hospitals currently are working to monetize their assets, and they are selling their affiliated office properties and reinvesting in areas more directly related to their healthcare offerings. To that end, there are opportunities for investors, like Gyrodyne, to add quality properties to our portfolios. Add to that the

Copyrighted material: For reproduction permission contact Kenneth Wolfrath (212) 952-7400

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             COMPANY INTERVIEW -- GYRODYNE COMPANY OF AMERICA, INC.
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ageing demographic in the United States, and we feel that health-related properties will continue to increase in value.

     ---------------------------------------------------------------------
     "The stability and recession-resistant nature of medical office product make it a particularly appealing asset class. Hospitals currently are working to monetize their assets, and they are selling their affiliated office properties and reinvesting in areas more directly related to their healthcare offerings.To that end, there are opportunities for investors, like Gyrodyne, to add quality properties to our portfolios."
     ---------------------------------------------------------------------

     TWST: What are you seeing as far as cap rates are concerned in healthcare properties when compared to the average for what REITs are paying for, let's say, industrial or property in general?

     Mr. Pitsiokos: Across asset classes, the closing prices right now tend to be in the 7-cap range. However, we were fortunate in the case of the Cortlandt Manor property to close that deal at a 9.8 cap rate. We were very proud of that deal and were certainly very pleased that we were able to acquire at that cap rate.

     TWST: Would you comment on the current occupancy of Flowerfield, Port Jefferson, as well as Cortlandt and what you are seeing in terms of leases and rent increases?

     Mr. Pitsiokos: In all three cases, our occupancy rates are above 90%. Cortlandt Manor and Port Jefferson are approximately 97%, and Flowerfield is at 92%. We are very proud of what we've been able to do at Flowerfield, in particular, because the occupancy rate there has dramatically increased over the course of the last year-and-a-half up from 70%. This can be credited to demand in that submarket as well as our efforts to reposition and make improvements at Flowerfield.

     The average industrial rental rate on Long Island is between $7 and $8 per square foot. Our average rental rate at Flowerfield is approximately $13.5 per square foot.

     In Port Jefferson, our average rental rate is hovering in the mid- to low-$20s, but the market rate is higher. So we are able to renew leases at market in the $24 to $25 per square foot range.

     In the case of Cortlandt Manor, the rental rates are significantly higher, hovering just below $30 per square foot. Market rentals in Westchester County are stabilized right around that rate.

     TWST: What is the strategy for acquisition as you look ahead in terms of geography as well as in terms of asset class?

     Mr. Pitsiokos: In terms of geography, we're exploring properties from Florida all the way to Massachusetts and everywhere in-between. We think that there may be better long-term opportunities for asset appreciation in the Southeastern regions of the United States than there may be in the Northeastern regions. That's why we're focusing outside of our current core area.

     In terms of asset class, we will continue to assemble our portfolio along the same path we are on today. This includes the planned development of our age-restricted community in St. James and our recent medical office acquisitions.

     TWST: What is the company's attitude toward partnerships?

     Mr. Pitsiokos: We are certainly open to partnerships. Part of our strategic plan calls for us to explore opportunities for joint ventures, partnerships, and other business combinations including the potential acquisition of our company.

     TWST: Have you received any offers as of yet?

     Mr. Pitsiokos: We currently have a memorandum of understanding with Lexington Realty

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             COMPANY INTERVIEW -- GYRODYNE COMPANY OF AMERICA, INC.
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Trust. Although we have not entered into a joint venture arrangement with them, we have discussed the possibility of co-venturing on the acquisition of some stabilized properties.

     TWST: Is the company open to a full acquisition by another company?

     Mr. Pitsiokos: Yes.

     TWST: Have you received any interest as of yet?

     Mr. Pitsiokos: Until we can solve issues surrounding the valuation of our assets, we will not likely see interest lead to anything more substantial than that. The value of part of Flowerfield, our largest holding, is tied up in the court case against the State of New York.

     TWST: All things remaining equal and based on the adjoining value of the property, how would this property be assessed?

     Mr. Pitsiokos: Our case against the State of New York is in the amount of $158 million.

     TWST: What are the challenges that lie ahead for a company such as Gyrodyne? What worries you the most?

     Mr. Pitsiokos: Time and its value are the biggest concerns for Gyrodyne, as they would be for any company whose fate in large part depends on the judgment of a Court of Claims. We continue to press for the expeditious resolution of this case in the court. However, the court has continuously granted extensions to the state attorney general's office for preparation of their expert testimony. So my biggest concern is that the court will not bring this case to resolution quickly despite our very vigorous efforts to show the court why this is so important.

     TWST: Would you introduce us to your management team and comment on your own expertise?

     Mr. Pitsiokos: The Gyrodyne management team includes our CEO, Stephen Maroney, and myself. Mr. Maroney's background is in the banking industry. I am an attorney by education, and I have represented numerous owners and developers throughout my career. During the 16 years I have been with Gyrodyne, I've continued to grow my experience in transactional and development real estate, both as a landlord and in the development process.

     TWST: How does the balance sheet look to you currently?

     Mr. Pitsiokos: The balance sheet looks good. We still have quite a bit of cash as a result of the eminent domain down payment for Flowerfield, and we are hopeful that, upon the new appraisal by the state, we will receive additional monies. We are working hard to contain costs, especially the costs of litigation associated with the condemnation.

     TWST: Do you have a current dividend policy?

     Mr. Pitsiokos: We issued a $4 dividend last year. We are certainly hopeful that we can continue to issue dividends as cash becomes available.

     TWST: Does Gyrodyne have an estimate on when the issue with the State of New York will be resolved through the courts?

     Mr. Pitsiokos: Unfortunately, with every estimate that we've given, the judge has proven us wrong. We were hopeful that by now the case would be resolved. However, we continue to be optimistic that it will be concluded soon.

     TWST: What does the shareholder base look like?

     Mr. Pitsiokos: We've had increasing interest in recent years from institutional shareholders. Our largest shareholder is Bulldog Investors, which

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             COMPANY INTERVIEW -- GYRODYNE COMPANY OF AMERICA, INC.
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is headed by Andrew Dakos and Phillip Goldstein. In terms of other shareholders, most of that information is easily accessed.

     TWST: Do you feel you are reasonably well understood by the financial markets?

     Mr. Pitsiokos: We think that the markets have undervalued the company, and we think that they have tied us in generally to how REITs are performing. Our stock price has declined on a percentage basis almost identical to the way the REIT Index has declined. We don't believe that fairly values the assets owned by the company.

     TWST: Do you have an aggressive investor relations program?

     Mr. Pitsiokos: Given the fact that we only have about 1.3 million shares issued and outstanding, we don't have many shareholders by volume. As such, we personally communicate with many of them. It's a unique situation in that regard, and we like it very much because it gives us an opportunity to stay directly in touch.

     TWST: Please give us a quick assessment of where you expect the company to be two to three years down the road.

     Mr. Pitsiokos: New York State does not have even one medical office building that has earned LEED certification or that meets green benchmarks. Gyrodyne wants to be the first landlord with a property that achieves this distinction. Environmentally friendly buildings not only reflect social consciousness, they are good business. Sustainability adds value, and in the future buyers will pay a premium for these properties. When it comes to green initiatives, we expect that two or three years from now Gyrodyne will be known as a leader in this emerging sector.

     TWST: Thank you. (WT)


PETER PITSIOKOS
COO
Gyrodyne Company of America, Inc.
One Flowerfield
Suite 24
St. James, NY 11780
(631) 584-5400
(631) 584-7075
www.gyrodyne.com